For Immediate Release

Contacts:         William R. Gargiulo, Jr.                                               231.526.1244
                           Donna Felch                                                                312.595.9123

The Female Health Company Reports 267% Increase in
Second Quarter Earnings

Diluted E.P.S. of $0.07 in First Half of FY2008

Second quarter highlights:

●	20% Revenue Increase
●	31% Gross Profit Increase
●	137% Operating Profit Increase
●	267% “Bottom line” Improvement
●	Tax Benefit of $377 k adds 1 cent to E.P.S.

CHICAGO, May 14, 2008- The Female Health Company (AMEX: FHC - News) which manufactures and markets the FC and FC2 Female Condoms®, today reported its operating results for the second quarter and first half of FY2008.  The Company will host an investor conference call today, May 14, 2008, at 11:00 a.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

For the three months ended March 31, 2008, the Company’s net revenues increased 20% to approximately $6.4 million, compared with approximately $5.3 million in the three months ended March 31, 2007.  The Company’s net income attributable to common stockholders increased 267% to $1,165,936, or $0.04 per diluted share, during the second quarter of FY2008, compared with $317,348, or $0.01 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 31% to $2.7 million (41.8% of revenue) in the most recent quarter, compared with $2.0 million (38.2% of revenue) in the second quarter of FY2007.  Operating income increased 137% to $827,133 (12.9% of revenue) in the three months ended March 31, 2008, compared with operating income of $348,820 (6.6% of revenue) in the quarter ended March 31, 2007.

The Company expects significant quarter to quarter variations due to the receipt of large orders, production scheduling, and shipping of products.

The net income attributable to common stockholders for the three months and six months ended March 31, 2008 includes a benefit for income taxes of $377,000.  This income tax benefit is the result of the continual evaluation of our ability to realize our deferred tax assets based on all available positive and negative evidence including our past operating results and our forecast of future taxable income.  We did not recognize such a benefit for the three and six months ended March 31, 2007.

The Company has Federal and state net operating loss carryforwards of approximately $66 million, expiring in years 2008 to 2027.  The Company’s UK subsidiary, The Female Health Company-UK plc. has UK net operating loss carryforwards of approximately $88 million.  The UK net operating loss carryforwards can be carried forward indefinitely to be used to offset future U.K. taxable income.

For the six months ended March 31, 2008, the Company’s net revenues increased 27% to approximately $12.1 million, compared with approximately $9.5 million in the six months ended March 31, 2007.  For the six months ended March 31, 2008, net income attributable to common stockholders increased to $1,979,904, or $0.07 per diluted share, compared with $90,424, or $0.00 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 52% to $5.0 million (41.5% of revenue) in the first six months of FY2008, compared with $3.3 million (34.8% of revenue) in the first half of FY2007.  Operating income increased to $1,556,779 (12.8% of revenue) in the six months ended March 31, 2008, compared with operating income of $130,414 (1.4% of revenue) in the same period last year.

During the first half of FY 2008, the Company generated $2.4 million in cash from operations.  The Company has no debt and $1.5 million in unused credit lines.

“We are very pleased to report record revenues and earnings during the first half of our 2008 fiscal year,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “Growing acceptance of the female condom as the only available barrier contraceptive method controlled by women that allows them to protect themselves against HIV/AIDS is the basis for our growth. The FC Female Condom is now available in over 100 countries, and we believe it will play an increasingly important role in the global battle against HIV/AIDS in the future.”

“Orders for our second-generation female condom, the FC2, have continued to increase, and we now have four FC2 production lines in Malaysia.  Our partner in India, Hindustan Latex Ltd., is operating a production line in that country, which has a population of over one billion people and a rapidly increasing incidence of HIV/AIDS.  Lower manufacturing costs for FC2 allow us to sell the second-generation product to public health agencies at a significantly lower price than the FC1, while providing a higher gross profit margin on revenues.  This was evident in an expansion in our gross profit margin to 41.5% in the first half of FY2008, from 34.8% in the first half of the previous year.”

“In early April, FHC provided earnings guidance for the first time for the full fiscal year 2008.  We indicated that we expected unit sales for FY 2008 to increase 20 – 25% over the 25.9 million units sold in FY 2007 and pre-tax income to increase 100% to 125% over the $868,913 recorded for FY 2007.  We confirm the unit sales guidance for FY 2008.  We now expect pre-tax income to increase 150-200% over the FY 2007 figure.”

 “We are optimistic regarding the outlook for The Female Health Company.  Our team members are now working with organizations in nearly all regions of the world, from Brazil to Cambodia, from the United Kingdom to India, from New York to South Africa.  Given the gravity of the HIV/AIDS pandemic, our results are an indicator of the even greater contribution the female condom will make to world health in coming years,” concluded Parrish.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, May 14, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT on May 14, 2008.  A replay of the call will be available through May 28, 2008 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 418836.

About The Female Health Company

The Female Health Company (FHC), headquartered in Chicago, IL, is the maker of the FC Female Condom (FC1 and FC2), a revolutionary option offering women dual protection against both sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. FHC was created as a worldwide company in February 1996 with the purchase of Chartex Resources Ltd., the holder of exclusive worldwide rights to FC1. The Company holds exclusive product and technology patents for FC1 in the United States, Australia, Brazil, Canada, France, Germany, Italy, Spain, the United Kingdom, the People’s Republic of China, South Korea and Japan.  Patents are pending for FC2.  FHC is the sole manufacturer and marketer of the FC1 and FC2 female condoms in the world.  The Female Health Company and its partners currently market the Female Condom under FC Female Condom®, FC2 Female Condom®, Reality®, Femidom®, Femy®, and Care® in the rest of the world.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org . If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company's financial guidance for fiscal 2008.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communication and Securities and Exchange Commission filings, including the Company’s Form 10-KSB for the fiscal year ended September 30, 2007. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

The Female Health Company Unaudited Condensed Consolidated Balance Sheet

	March 31, 2008	March 31, 2007
Cash	$2,464,036	$1,672,441
Restricted cash	236,280	83,450
Accounts receivable, net	5,495,489	4,114,611
Inventory	1,967,212	1,481,067
Prepaid and other current assets	304,061	570,769
Deferred income taxes	1,202,000	-
Total current assets	11,669,078	7,922,338

Other non-current assets	247,609	191,928
Net property, plant & equipment	1,542,121	1,102,639
Total assets	$13,458,808	$9,216,905

Accounts payable	$627,503	$1,082,789
Accrued expenses	2,164,238	1,465,248
Preferred dividends payable	51,025	9,606
Total current liabilities	2,842,766	2,557,643

Deferred gain on sale of facilities	989,663	1,093,298
Deferred grant income	242,407	-
Total liabilities	4,074,836	3,650,941

Total stockholders’ equity	9,383,972	5,565,964
Total liabilities and stockholders' equity	$13,458,808	$9,216,905

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended March 31,
	2008	2007

Net revenues	$6,401,277	$5,323,593

Gross profit	2,672,647	2,034,097

Advertising and promotion	68,858	33,926
Selling, general and administrative	1,690,409	1,592,314
Research and development	86,247	59,037

Total operating expenses	1,845,514	1,685,277

Operating income	827,133	348,820

Interest, net and other income	(7,057)	(10,863)
Foreign currency transaction loss	5,053	2,575

Income before income taxes	829,137	357,108

Income tax benefit	(377,000)	-
Net Income	1,206,137	357,108

Preferred dividends	40,201	39,760
Net income attributable to common stockholders	$1,165,936	$317,348

Net income per basic common share outstanding	$0.04	$0.01

Basic weighted average common shares outstanding	26,087,245	23,973,955

Net income per diluted common share outstanding	$0.04	$0.01

Diluted weighted average common shares outstanding	28,403,263	27,702,950

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Six Months Ended March 31,
	2008	2007

Net revenues	$12,136,028	$9,522,473

Gross profit	5,038,763	3,312,495

Advertising and promotion	110,376	92,964
Selling, general and administrative	3,184,232	2,965,376
Research and development	187,376	123,741

Total operating expenses	3,481,984	3,182,081

Operating income	1,556,779	130,414

Interest, net and other income	(16,666)	(24,416)
Foreign currency transactions gain	(110,304)	(15,997)

Income before income taxes	1,683,749	170,827

Income tax benefit	(377,000)	-
Net Income	2,060,749	170,827

Preferred dividends	80,845	80,403
Net income attributable to common stockholders	$1,979,904	$90,424

Net income per basic common share outstanding	$0.08	$0.00

Basic weighted average common shares outstanding	26,104,540	23,962,877

Net income per diluted common share outstanding	$0.07	$0.00

Diluted weighted average common shares outstanding	28,501,611	26,513,336